[UBS LOGO]                                        Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Registration No. 333-132797
                                                  Dated August 28, 2006

UBS AG Seasonal Variable Exposure Notes
Linked to the SEVENS(R) Index
OFFERING EFFICIENT EXPOSURE TO THE SEASONAL VARIABILITY OF THE S&P 500(R) INDEX
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INDICATIVE TERMS
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Issuer                     UBS AG
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Issue Price                $10 per note
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Underlying Index           SEVENS(R) Index
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Term                       5 years
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                           The greater of:
Payment at Maturity        (i) $10.00 x ( 1 + Adjusted Index Return)
                           and
                           (ii) $5.00
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Adjusted Index             Adjusted Index Ending Level - Index Starting Level
Return                     --------------------------------------------------
                                           Index Starting Level
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Annual Fee                 0.75% per annum, deducted daily
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Index Starting Level       The closing level of the Index on the Trade
                           Date
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Index Ending Level         The closing level of the Index on the Final
                           Valuation Date
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Adjusted Index             The Index Ending Level reduced by the
Ending Level               Annual Fee
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Trade Date*                September 22, 2006
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Settlement Date*           September 29, 2006
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Final Valuation Date*      September 30, 2011
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Maturity Date*             October 7, 2011
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*EXPECTED.

IF THE INDEX DOES NOT RISE SUFFICIENTLY DURING THE TERM OF THE NOTES TO OFFSET THE ANNUAL FEE, YOU WILL RECEIVE LESS THAN YOUR PRINCIPAL AMOUNT. IF THE INDEX DECLINES OVER THE TERM OF THE NOTES, YOU MAY LOSE UP TO 50% OF YOUR PRINCIPAL INVESTMENT.

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 PRODUCT DESCRIPTION
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UBS Seasonal Variable Exposure Notes linked to the SEVENS(R) Index are structured to reflect a trading strategy based on the historical seasonal return pattern of the S&P 500(R) Index*. During the period from October 1 through April 30 every year, the SEVENS(R) Index provides 200% exposure to the S&P 500(R) Index, less a financing fee equal to the product of (i) the SEVENS(R) Index closing level on the immediately preceding September 30, (ii) the sum of the 7-Month USD LIBOR rate set on October 1 and 75 basis points and (iii) number of days elapsed since the last trading day divided by 360.

During the period from May 1 through September 30 every year, the Index provides 0% exposure to the S&P 500(R) Index and instead will increase daily at a per annum rate of the 5-Month USD LIBOR rate set on May 1.

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BENEFITS
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o    Efficient Variable Exposure: 2.0x leverage feature provides enhanced participation in the S&P 500(R) during the index's historically bullish period of October - April* and automatically reallocates the investment into cash (i.e no S&P 500 exposure) at a per annum rate of 5-Month USD LIBOR set on May 1 during the historically bearish period of May - September*

o    Tax Efficient: Should receive long term treatment if held over 1 year**

o    Partial Principal Protection: maximum loss limited to 50% of principal

*PAST PERFORMANCE IS NOT AN INDICATION OF FUTURE RESULTS.

**UBS AG AND ITS SUBSIDIARIES AND AFFILIATES DO NOT PROVIDE TAX ADVICE.

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SEVENS(R) INDEX EXPOSURE TO S&P 500(R)
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                               [GRAPHIC OMITTED]


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SCENARIO ANALYSIS AT MATURITY
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       ADJUSTED
        INDEX                                            NOTE
        RETURN                                          RETURN
     ------------ ---------------------------------  -------------
          50%                                             50%

          40%                                             40%
                      100% x ADJUSTED INDEX      >
          30%                RETURN                       30%

          20%                                             20%

          10%                                             10%
     ------------ ---------------------------------  -------------
     ------------ ---------------------------------  -------------
           0%                                              0%
                     1:1 EXPOSURE UP TO -50%     >
         -25%                                            -25%

         -45%                                            -45%
     ------------ ---------------------------------  -------------
     ------------ ---------------------------------  -------------
         -50%                                            -50%
                   PRINCIPAL PROTECTION BELOW    >
         -75%                 -50%                       -50%

        -100%                                            -50%
     ------------ ---------------------------------  -------------

*NET OF 0.75% ANNUAL FEE

THE ANNUAL FEE WILL REDUCE THE INDEX LEVEL BY A RATE OF 0.75% PER YEAR, COMPOUNDED DAILY OVER THE TERM OF THE NOTES. (3.68% TOTAL)



This offering summary represents a summary of the terms and conditions of the Notes. We encourage you to read the preliminary prospectus supplement and accompanying prospectus related to this offering dated August 28, 2006.

                                                  Issuer Free Writing Prospectus
                                                  Filed pursuant to Rule 433
                                                  Registration No. 333-132797
                                                  Dated August 28, 2006

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INDEX DESCRIPTION
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THE SEVENS(R) INDEX

The SEVENS(R) Index is a proprietary index of UBS AG calculated and published daily by Standard & Poor's. The Index was set at 100 on September 30, 2004 and is structured to reflect a trading strategy based on the historical seasonal return pattern of the S&P 500(R) Index. PAST PERFORMANCE OF THE S&P 500(R) INDEX IS NOT AN INDICATION OF FUTURE RESULTS.

The SEVENS(R) Index provides leveraged exposure to the S&P 500(R) Index during the period from October 1 through April 30 each year. On each trading day during this period, the SEVENS(R) Index will increase or decrease by 2% for every 1% change in the level of the S&P 500(R) Index, less a financing fee equal to the product of (i) the SEVENS(R) Index closing level on the immediately preceding September 30, (ii) the sum of the 7-Month USD LIBOR rate set on October 1 and 75 basis points and (iii) number of days elapsed since the last trading day divided by 360. THE SEVENS(R) INDEX WILL HAVE A LOWER RETURN THAN THE S&P 500(R) INDEX DURING THE PERIOD FROM OCTOBER 1 THROUGH APRIL 30, UNLESS THE S&P 500(R) INDEX INCREASES DURING THIS PERIOD BY MORE THAN THE 7-MONTH USD LIBOR BASED FINANCING FEE.

The SEVENS(R) Index provides no exposure to the S&P 500(R) Index during the May 1 through September 30 period of each year. Instead, during each day of this period, the SEVENS(R) Index will increase at a per annum rate of the 5-Month USD LIBOR rate set on May 1.

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HISTORICAL PERFORMANCE
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The graph below illustrates the performance of the SEVENS(R) Index compared to the S&P 500(R) Total Return Index* over the last 10 years**


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*THE S&P 500(R) TOTAL RETURN INDEX INCLUDES REINVESTMENT OF DIVIDENDS, WHICH
RESULTS IN A HIGHER ANNUALIZED RETURN THAN TO THAT OF THE S&P 500(R) INDEX WHICH DOES NOT REFLECT SUCH REINVESTED DIVIDENDS. **HISTORICAL PERFORMANCE IS NOT INDICATIVE OF FUTURE PERFORMANCE

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INVESTOR SUITABILITY AND KEY RISKS
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THE NOTES MAY BE SUITABLE FOR YOU IF:

o You believe that the level of the SEVENS(R) Index will increase over the term of the notes and will be greater than the amount sufficient to offset the cumulative effect of the annual fee.

o You believe that the S&P 500(R) Index during the period from October 1 - April 30 during the term of the notes will outperform the level of the S&P 500(R) Index during the period from May 1 - September 30, and you believe that (i) from October 1 - April 30 of each year, the S&P 500(R) Index will provide a greater return than the cumulative effect of the financing fee during these periods and (ii) from May 1 - September 30 of each year, the S&P 500(R) Index will not provide a greater return than 5-Month USD LIBOR rate accrued during these periods.

o You seek an investment that offers partial principal protection when the notes are held to maturity.

o    You are willing to hold the notes to maturity.

o    You do not seek current income from this investment

THE NOTES MAY NOT BE SUITABLE FOR YOU IF:

o You believe the level of the SEVENS(R) Index will not increase over the term of the notes or will not increase by more than the cumulative effect of the annual fee.

o You believe that the S&P 500(R) Index during the period from October 1 - April 30 during the term of the notes will not outperform the level of the S&P 500(R) Index during the period from May 1 - September 30, or you believe that (i) from October 1 - April 30 of each year, the S&P 500(R) Index will not provide a greater return than the 7-Month USD LIBOR based financing fee during these periods or (ii) from May 1 - September 30 of each year, the S&P 500(R) Index will provide a greater return than the per annum 5 Month USD LIBOR rate for these periods.

o    You seek current income from your investment.

o    You seek an investment that is 100% principal protected.

o    You seek an investment with an active secondary market.

o    You are unable or unwilling to hold the notes until maturity

KEY RISKS:

o FUTURE BEHAVIOR IS UNPREDICTABLE -- Historically, the S&P 500(R) has performed better during the period from October 1 through April 30 than during the period from May 1 through September 30, and the SEVENS(R) Index has been structured to reflect a trading strategy based on this historical seasonal pattern. However, there is no guarantee that such pattern will continue in the future.

o AN INVESTMENT LINKED TO THE SEVENS(R) INDEX IS DIFFERENT FROM INVESTMENT LINKED TO THE S&P 500(R) INDEX -- The increase or decrease of the SEVENS(R) Index will be twice the increase or decrease of the S&P 500(R) Index during the period from October 1 through April 30 of each year, less a daily financing fee, and from May 1 through September 30, the SEVENS(R) Index will increase daily at a per annum rate equal to the 5-Month USD LIBOR rate set on May 1.

o YOU MAY LOSE UP TO 50% OF YOUR PRINCIPAL -- You will lose some of your investment if the Index Ending Level is not greater than the Index Starting Level by an amount greater than the cumulative effect of the annual fee.

o THE NOTES ARE SUBJECT TO INCREASED MARKET RISK -- As a result of the Index's leveraged exposure to changes in the level of the S&P 500(R) Index during the period from October 1 through April 30, the magnitude of any gains or declines in the market value of the notes prior to maturity would be greater than in an investment linked directly to the S&P 500(R) Index during such period. Even if the level of the Index increases above the Index Starting Level during the term of the notes, the market value of the notes may not increase by the same amount.

o FACTORS AFFECTING THE LEVEL OF THE S&P 500(R) INDEX WILL AFFECT YOUR RETURN ON THE NOTES -- Changes that affect the level of the S&P 500(R) Index will affect the level of the SEVENS(R) Index, and therefore, will affect the amount you will receive at maturity.

o THERE MAY BE NO SECONDARY MARKET FOR THE NOTES -- The notes will not be listed, and there will not be an active secondary trading market.

o PARTIAL PRINCIPAL PROTECTION ONLY IF YOU HOLD THE NOTES TO MATURITY -- If you sell your notes in the secondary market prior to maturity, you may have to sell them at a discount, and you will not have the benefit of the partial principal protection.

o THE TAX CONSEQUENCES OF INVESTING IN THE NOTES ARE UNCERTAIN -- No assurance can be given that the IRS will accept the tax characterization and treatment of the notes described in this prospectus supplement. The IRS could assert alternative characterizations that would materially and adversely affect the timing and character of income from an investment in the notes.

INVESTORS ARE URGED TO REVIEW "RISK FACTORS" IN THE PRELIMINARY PROSPECTUS SUPPLEMENT RELATING TO THIS OFFERING FOR A MORE DETAILED DESCRIPTION OF THE RISKS RELATED TO AN INVESTMENT IN THE NOTES.

THE RETURNS ON UBS STRUCTURED NOTES ARE LINKED TO THE PERFORMANCE OF THE RELEVANT UNDERLYING ASSET OR INDEX. INVESTING IN A STRUCTURED NOTE IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE UNDERLYING ASSET OR INDEX. BEFORE INVESTING, INVESTORS SHOULD CAREFULLY READ THE DETAILED EXPLANATION OF RISKS, TOGETHER WITH OTHER INFORMATION IN THE RELEVANT OFFERING MATERIALS DISCUSSED BELOW, INCLUDING BUT NOT LIMITED TO INFORMATION CONCERNING THE TAX TREATMENT OF THE INVESTMENT. UBS AG HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS UBS AG HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT UBS AG AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU CAN REQUEST THE PROSPECTUS BY CALLING TOLL-FREE AT 1-800-657-9836.